Exhibit 99.1

ServisFirst Bank Announces Retirement of Founding Chief Financial Officer, William “Bud” Foshee

Kirk Pressley Appointed as CFO Successor

BIRMINGHAM, Ala.--(BUSINESS WIRE)--November 2, 2023--ServisFirst Bank, a subsidiary of ServisFirst Bancshares (NYSE:SFBS), announces the retirement of founding Chief Financial Officer, William “Bud” Foshee, effective after the filing of the Form 10-K in February of 2024. Kirk Pressley has been appointed as successor to the role of CFO.

“Bud has guided us through our formation and initial stock sale of $35 million to our current standing as a $16 billion company with an unprecedented record of financial success over the past 19 years. ServisFirst is recognized as one of the premier banks in the Southeast and Bud’s record as CFO is unparalleled,” states Tom Broughton, ServisFirst Bank Chairman, President and CEO. “Our industry-leading efficiency ratio is something Bud has strongly influenced with his relentless effort to reduce expenses. Bud’s integrity has been unflinching, and he has provided a strong foundation for our future.”

Bud Foshee leaves in place two longtime finance leaders, Edison “Ed” Woodie, Senior Vice President, Controller, and Davis Mange, Senior Vice President, Accounting & Investor Relations who will be part of the finance team. In addition, Mark Tarnakow recently joined the ServisFirst finance team as Vice President, Strategic Projects Director for Finance and Accounting.

“It has been an honor to lead ServisFirst from formation to an industry leader and it is always rewarding to be part of a leadership team of a great company,” said Bud Foshee.

Kirk Pressley joined ServisFirst Bancshares in July of 2023 and is the former Chief Financial Officer of BBVA Compass Bancshares. Pressley is a graduate of Auburn University with a Bachelor of Science in Business Administration degree, Accounting, and has spent his 35-year career in Birmingham, Alabama, and Houston, Texas areas. Prior to joining ServisFirst, Pressley started his career as an external auditor focused on financial institutions for two large international public accounting firms.

“We anticipate a seamless transition from Bud to Kirk, given Kirk’s extensive experience in larger organizations. In addition, Kirk has worked with a number of ServisFirst Officers, which makes this a bit of homecoming as well,” states Tom Broughton, ServisFirst Bank Chairman, President and CEO. “We will continue to operate as a community bank with the capabilities of our regional bank competitors, and we feel confident Kirk will help us continue to achieve these goals.”

For more information regarding ServisFirst Bank’s announcement, please contact Krista Conlin at Krista@KCProjects.net. For more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK
ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state-of-the-art technology and a focus on quality service. Recently, the Bank announced that its assets exceed $16 billion. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Atlanta, Birmingham, Charleston, Charlotte, Dothan, Huntsville, Mobile, Montgomery, Nashville, Northwest Florida, Virginia Beach, West Central Florida, and Western North Carolina. In April 2015, and annually thereafter, ServisFirst Bank has earned investment- grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

Contacts

Krista Conlin, Krista@KCProjects.net